Exhibit 99.1

Contacts

AdaptHealth Corp.
Jason Clemens, CFA
Chief Financial Officer

Investor Relations
ICR Westwicke
IR@adapthealth.com

AdaptHealth Corp. Announces Refinancing of Senior Secured Credit Facility Resulting in Extended Maturity and Reduced Cost of Debt

September 16, 2024 8:00 AM Eastern Daylight Time

PLYMOUTH MEETING, Pa.--(BUSINESS WIRE)--AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today that it has closed a $950 million senior secured credit facility, consisting of a fully funded $650 million Term Loan A (the “Term Loan”), and a $300 million revolving line of credit (the “Revolver”).

Proceeds from the new $650 million Term Loan were used to fully repay, without penalty, the Company’s existing Term Loan due to reach final maturity in January 2026.

The new $300 million Revolver replaces the Company’s existing $450 million revolving credit facility, which had no balance drawn at the time the Credit Facility closed. The reduced Revolver size decreases undrawn commitment fees.

The interest rate pricing for the new senior secured credit facility decreased from the interest rate pricing in AdaptHealth’s existing bank credit facility, and the new maturity is extended up to September 13th, 2029.

A total of 13 lenders participated in the Company’s new Credit Facility, including Regions Bank as Administrative Agent, and Regions Capital Markets, a division of Regions Bank, BOFA Securities, Inc., Capital One, National Association, Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase, N.A. and Truist Securities, Inc. acted as as Joint Lead Arrangers and Joint Bookrunners.

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 4.2 million patients annually in all 50 states through its network of approximately 680 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Investor Relations

ICR Westwicke

IR@adapthealth.com